                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.    )

                                TCSI CORPORATION
                    ---------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                    ---------------------------------------
                         (Title of Class of Securities)

                                   87911D 10 6
                               ------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G
CUSIP NO. 87911D 10 6                                Page 2 of 5 Pages
----------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     Daniel H. Miller 144 52 3780

-----------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ---------------------
     (See Instructions)                           (b)
                                                  ---------------------

-----------------------------------------------------------------------

3)   SEC Use Only

-----------------------------------------------------------------------

4) Citizenship or Place of Organization                    U.S.A.

-----------------------------------------------------------------------

Number of Shares
Beneficially Owned           (5)  Sole Voting Power        628,177
by Each Reporting            (6)  Shared Voting Power      None
Person with                  (7)  Sole Dispositive Power   628,177
                             (8)  Shared Dispositive Power  None


-----------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                        628,177
-----------------------------------------------------------------------

10)  Check if the Aggregate Amount [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

----------------------------------------------------------------------

11)  Percent of Class Represented                        Less than 5%
     by Amount in Row 9

----------------------------------------------------------------------

12)  Type of Reporting Person                                IN
     (See Instructions)

----------------------------------------------------------------------

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CUSIP NO. 87911D 10 6                                Page 3 of 5 Pages
----------------------------------------------------------------------

Item 1.
-------

     (a) The name of issuer as to whose securities this statement relates is TCSI Corporation (the "Issuer").

     (b) The address of Issuer's principal place of business is 1080 Marina Village Parkway, Alameda, CA 94501.


Item 2.
-------

     (a-c) This statement is being filed by Daniel H. Miller whose principal executive offices are located at 918 Parker Street, Berkeley, California 94710.

     (d-e) This statement is being filed as to the Common Stock of TCSI Corporation, Cusip Number 87911D 10 6.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or ------- 13d-2(b), check whether the person filing is a:

     (a-h) Inapplicable.

Item 4.  Ownership.
------   ---------

         (a)    Amount Beneficially Owned:         628,177

         (b)    Percent of Class:                  Less than 5%

         (c)    Number of Shares as to which person has:

               (i)    sole power to vote or to direct the vote:
                      628,177

               (ii)   shared power to vote or to direct the vote:
                      None

               (iii)  sole power to dispose or to direct the
                      disposition of:
                      628,177

               (iv) shared power to dispose or to direct the disposition of:
                      None

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CUSIP NO. 87911D 10 6                             Page 4 of 5 Pages
-------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.
-------  --------------------------------------------

         Inapplicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
-------  ----------------------------------------------------------------

         Inapplicable.

Item 7.  Identification and Classification of the Subsidiary Which
-------  ---------------------------------------------------------
         Acquired the Security Being Reported on By the Parent Holding
         -------------------------------------------------------------
         Company.
         -------

         Inapplicable.

Item 8.  Identification and Classification of Members of the Group.
-------  ---------------------------------------------------------

     (a-c) The name of issuer as to whose securities this statement relates is TCSI Corporation (the "Issuer").

     (d-e) The address of Issuer's principal place of business is 1080 Marina Village Parkway, Alameda, CA 94501.


Item 9.   Notice of Dissolution of Group.
-------   ------------------------------

          Inapplicable.

CUSIP NO. 87911D 10 6                              Page 5 of 5 Pages
----------------------------------------------------------------------

Item 10.  Certification.
--------  -------------

     By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                 SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, we certify that the information set forth in this statement is true, complete and correct.


                                         Date: 2/18/98

                                         By: /s/ Daniel H. Miller
                                             -------------------------
                                             Daniel H. Miller